                                                                   EXHIBIT 15(b)

Texas Utilities Company:



We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of ENSERCH Corporation and subsidiary companies (the "Company") included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, as indicated in our reports dated May 7, 1997 and August 13, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 28, 1998